Biomune Systems, Inc.

                   Incentive Stock Option Grant and Agreement

Pursuant to the terms and conditions of Biomune Systems, Inc. 1999 Stock Option and Incentive Plan (the "Plan"), Biomune Systems, Inc. (the "Company"), hereby grants to the Participant an Option to purchase shares of the Company's common stock on the following terms and conditions:

                  1. Identifying Provisions. As used in this Option, the following terms shall have the following respective meanings:

                  a.       Participant is                  .
                                          -----------------
                  b.       Date of Grant is                 .
                                           -----------------
                  c.       Number of Covered Shares is                       .
                                                       ----------------------
                  d.       Exercise Price Per Share is           .
                                                       ----------

                  2. Award. This Agreement specifies the terms of the option ("Option") granted to the Participant to purchase the number of Covered Shares of Stock at the Exercise Price set forth above in Paragraph 1. The Option is intended to constitute an "incentive stock option" ("ISO") as that term is used in Code section 422. To the extent that the aggregate Fair Market Value (determined at the time of grant) of shares with respect to which ISOs are exercisable for the first time by the Participant during any calendar year under all plans of the Company and its Affiliates exceeds $100,000, the options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as non-statutory stock options. It should be understood that there is no assurance that the Option will in fact be treated as an ISO.

         3. Date of Exercise. Except as limited by this Agreement or by the Plan, this Option shall become exercisable pursuant to the vesting schedule set forth below until and including the Expiration Date of this Option, whereupon the Option shall expire and may thereafter no longer be exercised. Vesting shall be immediate.

                  An installment shall not become exercisable on the otherwise applicable vesting date if the Participant's Date of Termination (as defined in Paragraph 9, below) occurs on or before such vesting date. Notwithstanding the foregoing provisions of this Paragraph 3, the Option shall become exercisable with respect to all of the Covered Shares (to the extent it is not then otherwise exercisable) as follows:



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                      a. The Option  shall  become  fully  exercisable  upon the
                      Participant's   Date  of  Termination,   if  the  Date  of
                      Termination occurs by reason of the Participant's death or Disability.

                      b. The Option shall become fully exercisable upon a Change in Control.

                      c. The Option may be exercised on or after the Date of Termination only as to that portion of the Covered Shares as to which it was exercisable immediately prior to the Date of Termination, or as to which it became exercisable on the Date of Termination in accordance with this Paragraph 3.

         4. Expiration. The Option shall not be exercisable after the Company's close of business on the last business day that occurs prior to the Expiration Date. The Expiration Date shall be the earliest to occur of:

                      a. the five-year anniversary of the Grant Date;

                      b. if the Participant's Date of Termination occurs by reason of death, Disability or Retirement, the one-year anniversary of such Date of Termination; or

                      c. if the Participant's Date of Termination occurs for reasons other than death, Disability, or Retirement, the 90-day anniversary of such Date of Termination.

         5. Method of Exercise. Commencing with the date of vesting and subject to the terms of this Agreement and the Plan, the Option may be exercised anytime in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the Company's close of business on the last business day that occurs prior to the Expiration Date. Such notice shall specify the number of Covered Shares the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares. Payment shall be by cash or by check payable to the Company. Except as otherwise provided by the Committee before the Option is exercised, (i) all or a portion of the Exercise Price may be paid by the Participant by delivery of shares of Stock owned by the Participant and acceptable to the Committee having an aggregate Fair Market Value (as of the date of exercise) that is equal to the amount of cash that would otherwise be required; and (ii) the Participant may pay the Exercise Price by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise. The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded.
                      If  the   Company   makes  such  a determination, it shall
                      use all reasonable efforts to obtain compliance with such laws, rules or regulations. In


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                  making any determination hereunder, the Company may rely on the opinion of counsel for the Company.

         6. Withholding. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan.

         7. Transferability. Except as otherwise provided in this Paragraph 7, the Option is not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant's life, may be exercised only by the Participant. However, the
                  Participant, with the prior approval of the Committee, may transfer the Option for no consideration to or for the benefit of the Participant's Immediate Family (including, without limitation, to a trust for the benefit of the Participant's Immediate Family or to a partnership or limited liability company for one or more members of the Participant's Immediate Family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all terms and conditions applicable to the Option prior to such transfer. The foregoing right to transfer the Option shall apply to the right to consent to amendments to this Agreement and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Option. The term "Immediate Family" means the Participant's spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren.

         8. Definitions. Capitalized terms in this Agreement shall have the meaning given them in the Plan, or elsewhere in this Agreement. In addition, the following definitions shall apply:

                  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

                  "Competitor" is any person or entity engaged in the distribution or promotion of nutraceutical, medical or functional foods and/or related services or products in the United States.

                  "Date of Termination" is the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant's employment shall not be considered terminated while the Participant is on an authorized leave of absence from the Company or Subsidiary.


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                  If,  as  a  result  of  a  sale  or  other  transaction,   the
                  Participant's employer ceases to be a Subsidiary (and the Participant's employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant's Date of Termination caused by the Participant being discharged by the employer.

         9. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant's death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary in accordance with the provisions of this Agreement and the Plan. The "Designated Beneficiary" shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant has designated a beneficiary but the Designated Beneficiary dies before the Designated Beneficiary's exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

         10. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

         11.      Plan   Governs.   This  Option  is  subject  to  and  the
                  Participant is bound by all of the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms. A copy of the Plan in its present form is available from the office of the Secretary of the Company. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms and provisions of the Plan shall govern.

         12. Not an Employment Contract. The Option does not confer any right on the Participant with respect to continuation of employment or other service with the


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                  Company or any  Subsidiary,  nor will it  interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant's employment or other service at any time.

         13. Rights in Stock Before Issuance and Delivery. No person shall be entitled to the privileges of stock ownership in respect of any shares issuable upon exercise of this Option unless and until such shares have been issued to such person as fully-paid shares.

         14. Notices. Any notice to be given to the Company shall be addressed to the Company in care of its corporate Secretary at its principal offices and any notice to be given to the Participant shall be addressed to the Participant at the address set forth beneath the Participant's signature hereto or at such other address as the Participant may hereafter designate in writing to the Company. Any such notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as before said, registered or certified and deposited postage and registry or certification fees prepaid in a post office or branch post office regularly maintained by the United States Postal Service.

         15.      Other  Terms.   This  Agreement  has  been  executed  and
                  delivered by the Company in Salt Lake City, Utah and shall be construed and enforced in accordance with the laws of said state, other than any choice of law rules calling for the application of laws of another jurisdiction. This Agreement may be amended by written agreement of the Participant and the Company, without the consent of any other person. If the Company enters into a transaction which is intended to be accounted for using the pooling-of-interests method of accounting, but it is determined by the Board that the Option or any aspect thereof could reasonably be expected to preclude such treatment, then the Board may modify (to the minimum extent required) or revoke (if necessary) the Option or any of the provisions thereof to the extent that the Board determines that such modification or revocation is necessary to enable the transaction to be subject to pooling-of-interests accounting.

IN WITNESS WHEREOF the Company has granted this Option on the Date of Grant specified above.

Biomune Systems, Inc.
2401 South Foothill Drive
Salt Lake City, Utah 84109


         By:
            ----------------------------------
Its:     President and Chief Executive Officer




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Participant:


-----------------------------------------
Signature:

Address:





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                               NOTICE OF EXERCISE



Biomune Systems, Inc.
2401 South Foothill Drive
Salt Lake City, Utah 84109

Ladies and Gentlemen:

         The undersigned hereby elects to purchase, pursuant to the provisions of the Stock Option Agreement and Option held by the undersigned, dated ___________, _________ shares of Stock of Biomune Systems, Inc., a Nevada corporation, issuable upon exercise of said Option.

         The undersigned hereby represents and warrants that the undersigned is acquiring such stock for his own account and not for resale or with a view to distribution of any part thereof.

         The undersigned hereby attaches the purchase price payable for such shares at $______ per share in the form of ____________________________________
(specify cash, check, money order, other securities, etc.).

Dated:

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                                    Signature

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                                    Print Name


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                                    Address:



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(Social Security Number)